Code Of Ethics For The Principal Executive

                      Officer And Senior Financial Officers

           Premier Exhibitions Inc. is committed to full and accurate financial disclosure in compliance with applicable laws, rules and regulations and to maintaining its books and records in accordance with applicable accounting policies, laws, rules and regulations. This Code of Ethics for the Principal Executive Officer and Senior Financial Officers, applicable to the Company's Chief Executive Officer, Chief Financial Officer, and Controller (together, "Senior Financial Officers"), sets forth specific policies to guide the Company's Senior Financial Officers in the performance of their duties. As Senior Financial Officers, you perform a task that is critical to the Company. This Code is designed to assist you in that task.

           The Premier Exhibitions Inc. Code of Business Conduct and Ethics, which this Code of Ethics is intended to supplement, sets forth the fundamental principles and key policies and procedures that govern the conduct of all of us in our business. You are bound by the requirements and standards set forth in the Code of Business Conduct and Ethics, as well as those set forth in this Code of Ethics and other applicable policies and procedures.

           Compliance with Rules and Regulations

           Premier Exhibitions is committed to conducting its business in accordance with all applicable laws, rules and regulations and in accordance with the highest standards of business ethics. As a Senior Financial Officer, you must not only comply with applicable laws. You also have leadership responsibilities that include creating a culture of high ethical standards and commitment to compliance.

           Conflicts of Interest

           In order to maintain the highest degree of integrity in the conduct of Premier Exhibitions' business and your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of the Company. A conflict of interest occurs when your private interests interfere in any way, or appear to interfere, with the interests of the Company as a whole. You should conduct the Company's business in an honest and ethical manner, and never act in a manner that could cause you to lose your independence and objectivity.

           Although we cannot list every conceivable conflict, following are some common examples that could potentially be actual or apparent conflicts of interest:

               - You or a member of your family has an ownership interest in, is employed by or serves as a director of an entity that competes with Premier, does business with Premier, such as a Premier Exhibitions customer, client, supplier or business partner, or is a recipient of charitable contributions made by Premier

               - You or a member of your family participates in a joint venture, partnership or other business arrangement or investment with Premier Exhibitions or that you learned of from a competitor, customer, client or supplier of Premier Exhibitions through the use of corporate property or information or your position at Premier; and

               - You or a member of your family receives improper personal benefits as a result of your position in the Company.

           Before making any investment, accepting any position or benefits or participating in any transaction or business arrangement that creates or appears to create a conflict of interest, you must obtain the written approval of the Board of Directors. However, it is not typically considered a conflict of interest (and therefore, prior approval is not required) to have an ownership of less than 1% of the stock of a competitor, customers or suppliers that are listed on a national or international securities exchange.

           Disclosures in Periodic Reports

           As a public company, Premier Exhibitions is required to file various periodic reports with the Securities and Exchange Commission. It is Premier Exhibitions policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all required periodic reports.

           Compliance with the Code of Ethics

           If you have questions about this Code of Ethics, you should seek guidance from the General Counsel. If you know of or suspect a violation of applicable laws or regulations or the Code of Ethics, you must immediately report that information to the General Counsel or the Board of Directors. No one will be subject to retaliation because of a good faith report of suspected misconduct.

           Waivers of the Code

           Premier Exhibitions will waive application of the policies set forth in this Code of Ethics only when circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Changes in and waivers of this Code of Ethics may be made only by the Board of Directors or the Audit Committee of the Board and will be disclosed as required under applicable law and regulations.

           No Rights Created

           This Code is a statement of the fundamental principles and key policies and procedures that govern Premier Exhibitions' Senior Financial Officers in the conduct of our business. It is not intended to and does not constitute an employment contract or assurance of continued employment, and does not create any rights in any employee, client, supplier, competitor, shareholder or any other person or entity.

           ACKNOWLEDGMENT FORM

           I have received and read the Code of Ethics for the Principal Executive Officer and Senior Financial Officers, and I understand its contents. I agree to comply fully with the standards, policies and procedures contained in the Code of Ethics and the Company's related policies and procedures. I understand that I have an obligation to report to the General Counsel or the Board of Directors any suspected violations of the Code of Ethics that I am aware of. I certify that, except as fully disclosed in accordance with the terms of this Code of Ethics, I have not engaged in any transactions or activities that would constitute an actual or apparent conflict with the interests of the Company. I further certify that, except as noted below, I am otherwise in full compliance with the Code of Ethics and any related policies and procedures:




           Printed Name





           ----


           Signature